Exhibit 99.1

CONTACTS

Dan Schlanger, CFO

Ben Lowe, SVP & Treasurer

Crown Castle International Corp.

713-570-3050

Crown Castle Announces

Proposed Offering of Senior Notes

March 2, 2022 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it is commencing a public offering of senior notes, subject to market and other conditions. The notes will be issued by Crown Castle. Crown Castle intends to use the net proceeds from this offering to repay a portion of the outstanding indebtedness under its commercial paper program and pay related fees and expenses. Amounts repaid under such program may be reborrowed in connection with redeeming or repaying other outstanding indebtedness in the near term.

BofA Securities, Inc., Deutsche Bank Securities Inc., Mizuho Securities USA LLC, SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC are the joint book-running managers of the offering.

The offering is being made pursuant to the existing effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting any joint book-running manager using the information provided below. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the proposed offering, including the use of proceeds therefrom. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and more than 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

JOINT BOOK-RUNNING MANAGERS CONTACT INFORMATION

BofA Securities, Inc.

NC1-004-03-43

200 North College Street, 3rd Floor

Charlotte, North Carolina 28255

Attn: Prospectus Department

Email: dg.prospectus_requests@bofa.com

Deutsche Bank Securities Inc.

1 Columbus Circle, 19th Floor

New York, New York 10019

Attn: General Counsel

Toll Free: 1-800-503-4611

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, New York 10020

Toll Free: 1-866-271-7403

SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, New York 10172

Attn: Debt Capital Markets

Toll Free: 1-888-868-6856

E-mail: prospectus@smbcnikko-si.com

TD Securities (USA) LLC

1 Vanderbilt Avenue, 12th Floor

New York, New York 10017

Toll Free: 1-855-495-9846